Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

February 2015 Performance Update

Equinox Frontier Funds Supplement Dated February 28, 2015 to Prospectus Dated April 30, 2014.

Equinox Frontier Funds Class 2

EQUINOX FRONTIER FUNDS’ GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

February performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 2	February 28, 2015 MTD	February 28, 2015 YTD	NAV / Unit
Equinox Frontier Diversified Fund-2	0.93%	12.95%	$140.82
Equinox Frontier Long/Short Commodity			$126.87
Fund-2a	-1.27%	13.95%
Equinox Frontier Masters Fund-2	-1.80%	6.43%	$136.79

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of February 28, 2015. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2015

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$4,774,770.27
Unrealized trading gain (loss)	(4,198,353.00)
Less: Commissions	(30,048.71)
Less: Trading Fee paid to Managing Owner	(65,438.26)
Interest income	30,584.98

Total Income	511,515.28
EXPENSES
Broker service fees	6,901.25
Incentive fees	120,033.96
Management fees	44,089.59

Total Expenses	171,024.80

Net Income (Loss)	$340,490.48

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	264,740.72092	$36,939,066.57	$139.53
Current month additions	1,547.20977	211,522.58
Current month redemptions	(1,471.59687)	(199,362.34)
Net income (loss) for current month		340,490.48	1.29

Net asset value, end of current month	264,816.33382	$37,291,717.30	$140.82

Monthly rate of return			0.93%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$560,348.34
Unrealized trading gain (loss)	(575,996.88)
Less: Commissions	(180.88)
Less: Trading Fee paid to Managing Owner	(3,347.56)
Interest income	1,620.61

Total Income	(17,556.37)
EXPENSES
Broker service fees	353.04
Incentive fees	3,083.13
Management fees	2,914.23

Total Expenses	6,350.40

Net Income (Loss)	$(23,906.77)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	14,668.71811	$1,885,014.80	$128.51
Current month additions	39.74114	5,000.00
Current month redemptions	0.00000	0.00
Net income (loss) for current month		(23,906.77)	(1.64)

Net asset value, end of current month	14,708.45925	$1,866,108.03	$126.87

Monthly rate of return			-1.27%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

EQUINOX FRONTIER MASTERS FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,301,447.13
Unrealized trading gain (loss)	(1,460,427.79)
Less: Commissions	(6,402.82)
Less: Trading Fee paid to Managing Owner	(16,674.36)
Interest income	7,586.01

Total Income	(174,471.83)
EXPENSES
Broker service fees	1,758.81
Incentive fees	(20,276.98)
Management fees	20,341.87

Total Expenses	1,823.70

Net Income (Loss)	$(176,295.53)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	68,599.10801	$9,555,878.25	$139.30
Current month additions	37.66004	5,000.00
Current month redemptions	(1,250.19286)	(166,565.30)
Net income (loss) for current month		(176,295.53)	(2.51)

Net asset value, end of current month	67,386.57519	$9,218,017.42	$136.79

Monthly rate of return			-1.80%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 2

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2015

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$8,315,362.91
Unrealized trading gain (loss)	(7,314,720.49)
Less: Commissions	(52,401.39)
Less: Trading Fee paid to Managing Owner	(114,057.59)
Interest income	53,308.55

Total Income	887,491.99
EXPENSES
Trading fees	0.00
Broker service fees	37,706.22
Incentive fees	208,921.95
Management fees	76,847.69

Total Expenses	323,475.86

Net Income (Loss)	$564,016.13

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	481,287.87244	$64,427,609.85	$133.87
Current month additions	11,083.53569	1,373,324.35
Current month redemptions	(13,065.28667)	(1,601,940.08)
Net income (loss) for current month		564,016.13	1.25

Net asset value, end of current month	479,306.12146	$64,763,010.25	$135.12

Monthly rate of return			0.94%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2015

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$5,569,573.28
Unrealized trading gain (loss)	(5,728,651.63)
Less: Commissions	(1,978.80)
Less: Trading Fee paid to Managing Owner	(21,531.48)
Interest income	16,100.86

Total Income	(166,487.77)
EXPENSES
Trading fees	0.00
Broker service fees	9,969.16
Incentive fees	30,779.03
Management fees	38,975.74

Total Expenses	79,723.93

Net Income (Loss)	$(246,211.70)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	136,847.62685	$18,817,143.69	$137.50
Current month additions	163.23118	20,195.13
Current month redemptions	(1,952.54860)	(245,544.77)
Net income (loss) for current month		(246,211.70)	(1.67)

Net asset value, end of current month	135,058.30943	$18,345,582.35	$135.83

Monthly rate of return			-1.21%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2015

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$3,660,955.98
Unrealized trading gain (loss)	(4,120,427.65)
Less: Commissions	(18,077.63)
Less: Trading Fee paid to Managing Owner	(47,049.40)
Interest income	21,404.53

Total Income	(503,194.17)
EXPENSES
Trading fees	0.00
Broker service fees	19,914.21
Incentive fees	(58,336.56)
Management fees	57,393.56

Total Expenses	18,971.21

Net Income (Loss)	$(522,165.38)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	207,363.93840	$27,184,761.44	$131.10
Current month additions	887.29233	107,276.91
Current month redemptions	(7,457.86305)	(928,572.06)
Net income (loss) for current month		(522,165.38)	(2.40)

Net asset value, end of current month	200,793.36768	$25,841,300.91	$128.70

Monthly rate of return			-1.83%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND